Exhibit 21.1

Subsidiaries of America’s Car-Mart, Inc.

Crown Delaware Investments Corp. (a Delaware corporation)

America’s Car Mart, Inc. (an Arkansas Corporation)

Colonial Auto Finance, Inc. (an Arkansas Corporation)

ACM Funding, LLC (a Delaware limited liability company)

ACM Auto Trust 2022-1 (a Delaware statutory trust)

Colonial Underwriting, Inc. (an Arkansas Corporation)

Texas Car-Mart, Inc. (a Texas corporation)

Auto Finance Investors, Inc. (a Texas corporation)

ACM Insurance Company (an Arkansas corporation)